Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of WinVest (BVI) Ltd.. on Amendment No. 1 to Form F-4 of our report dated April 15, 2024, which includes an explanatory paragraph as to WinVest Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of WinVest Acquisition Corp. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP
Marlton, NJ
December 12, 2024

Marcum llp / 601 Route 73 North / Suite 400 / Marlton, NJ 08053 / Phone 856.830.1600 / marcumllp.com